Exhibit 14.1

QUANEX CORPORATION

CODE OF BUSINESS CONDUCT & ETHICS

SENIOR FINANCIAL EXECUTIVES

A.            POLICY

1.               It is the policy of Quanex Corporation and its subsidiaries (the “Company”) to conduct its business in accordance with the highest standards of integrity, the provisions of this Code of Business Conduct & Ethics for Senior Financial Executives (the “Code”), Company Policies contained in the Quanex Management Guide, and all applicable laws and regulations of the United States, and the states, counties and cities and other jurisdictions in which the Company operates.

2.               The specific policy and applications of the Company’s commitment to assuring ethical and lawful conduct for all employees, officers, directors and independent agents acting on behalf of the Company (“Associates”) is outlined in the Code of Business Conduct & Ethics (Quanex Policy C-1).

3.               In addition to the requirements and expectations contained in Quanex Policy C-1, the Company believes that senior financial executives shall abide by a further code of ethics to ensure that the Company maintains the highest integrity with respect to the preparation and reporting of financial information related to the Company.  Accordingly, this Code shall apply to the following:  Chief Executive Officer;  Vice President – Finance & Chief Financial Officer;  Vice President – President Building Products;  Vice President - General Counsel & Chief Compliance Officer;  Vice President – Corporate Controller;  President Vehicle Products; Assistant Corporate Controller; Corporate Treasurer;  Assistant Corporate Treasurer; Corporate Secretary, Assistant Corporate Secretary; corporate financial, accounting and investor relations executives;  controllers throughout the Company and persons performing similar functions (the “Senior Financial Executives”).

4.               All illegal and/or unethical acts are prohibited under this Code.

B.            COMMITMENT & FOCUS

1.               The Company is committed to complying with all standards of ethical and lawful conduct.  This commitment goes beyond compliance.  We believe that ethical and lawful conduct is the foundation for our success.  Integrity in everything we do is a requirement in all business operations.  It is the foundation for mutually beneficial relationships with our customers, suppliers, and communities in which we live and work.  All associates have assigned responsibilities in the operation of our business.  Yet, there is another that we all share – the responsibility of acting with integrity in all business practices and relationships.  This unanimity of purpose allows us to move quickly in exploring new ground; to act boldly in the face of competition; and to take risks whenever they are justified.

2.               The term “code of ethics” shall mean a codification of standards that are reasonably designed to promote and reinforce ethical and lawful conduct.  Specifically:

a.               Honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

b.              Avoidance of conflicts of interest, including disclosure to an appropriate person or persons identified in this Code of any material transaction or relationship that reasonably could be expected to give rise to such a conflict.

c.               Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with regulatory authorities or releases to the public.

d.              Compliance with applicable governmental laws, rules and regulations.

e.               The prompt reporting to an appropriate person or persons identified in this Code of violations of the Code.

f.                 Accountability for adherence to this Code.

C.            DISCLOSURE CONTROLS

1.               Each Senior Financial Executive shall endeavor, through actions which include, without limitation, the establishment, maintenance and periodic evaluation of appropriate disclosure controls and procedures and internal controls, to ensure that, with respect to each quarterly or annual report required by law to be filed by the Company (each a “Report”):

a.               The Report does not contain any untrue statements of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which such statements were made, not misleading.

b.              The financial statements, and other financial information contained in each Report fairly present in all material respects the financial condition and results of operations of the Company as of, and for, the periods presented in the Report.

c.               The Report discloses financial information relating to the Company in a full, fair, accurate, timely and understandable manner.

2.               Each Senior Financial Executive shall endeavor to design disclosure controls and procedures and internal controls to ensure that material information relating to the Company and its consolidated subsidiaries is made known to such Senior Financial Executives by others within the Company.

D.            ACCURACY & COMPLETENESS

1.               Senior Financial Executives, as the primary executives for the complete and accurate financial reporting of the Company, to the best of their ability, shall not permit the reporting of any financial information of the Company which they believe is false or misleading in any material respect.

2.               Should any Senior Financial Executive shall have reason to believe that the Company has reported or may be intending to report any false or misleading financial information, he/she shall promptly advise the Chief Executive Officer of the Company.  If having done so, such Senior Financial Executive believes that appropriate action will not be taken to prevent such reporting, then the Senior Financial Executive shall report the matter to the Chairman of the Audit Committee of the Quanex Corporation Board of Directors (the “Board”).

E.              PRIOR EMPLOYMENT

1.               Each Senior Financial Executive shall fully disclose to the Chairman of the Audit Committee of the Board any prior employment of such executive with any accounting firm which the Company has engaged or proposes to engage, to perform auditing services.

2.               Such Senior Financial Executive shall also fully disclose the scope of any work performed for the Company while employed by such accounting firm, and the time period during which such work was performed.

F.              QUESTIONABLE TRANSACTIONS

1.               No Senior Financial Executive, shall, directly or indirectly, through any business entity in which he/she or any of such executive’s family members have an interest or otherwise, engage in any transaction with the Company which is required to be reported in, or requires the exercise of any judgment as to whether it is required to be reported in, the financial records or statements of the Company.

2.               The following are exceptions:

a.               Regular compensation, including bonuses, and employee benefits received in such executive’s capacity as an executive and employee of the Company.

b.              Transactions in goods and services routinely engaged in by the Company with its unaffiliated clients or customers on terms, subject to customary employee discounts and benefits, generally offered to its unaffiliated clients and customers.

c.               Transactions with publicly-held entities in which the executive has less than 0.1% equity interest and with respect to which transactions such executive has no decision-making role on behalf of such entity.

d.              Transactions fully disclosed to and approved in advance by the Audit Committee of the Board.

G.            PROMPT DISCLOSURE

1.               Each Senior Financial Executive shall promptly disclose to the Company’s independent auditors and to the Chairman of the Audit Committee of the Board his/her knowledge of the following:

a.               All significant deficiencies in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data.

b.              Any material weakness in the Company’s internal controls.

c.               Any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the Company’s internal controls.

2.               The Senior Financial Executives shall ensure that each Report fully, accurately and timely discloses whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls in connection with such Report, including any corrective actions with regard to significant deficiencies and material weakness.

H.            REPORTING VIOLATIONS

1.               In the event any Senior Financial Executive shall believe that the Company has engaged or is about to engage in any activity which violates any foreign, federal, state, or local law, rule or regulation, such Senior Financial Executive shall promptly advise the Chief Executive Officer, the Chief Financial Officer, or the Chief Compliance Officer in person, by telephone, letter, or electronic mail as follows:

a.	By Letter	Quanex Corporation
1900 West Loop South, Suite 1500
Houston, Texas 77027

b.	By Telephone	Direct Telephone	(713) 877-5349
		Toll Free Telephone	(800) 231-8176
		Toll Free HOTLINE	(888) 704-8222

c.	By Electronic Mail HOTLINE	hotline@quanex.com

2.               If this is uncomfortable or inappropriate, or if having done so, such Senior Financial Executive believes that appropriate action will not be taken to address the violation or potential violation, then such Senior Financial Executive shall report the matter to the Chairman of the Audit Committee of the board.

3.               The Company will not permit retaliation of any kind on or on behalf of the Company, against a Senior Financial Executive, or any Associate, as a result of a good faith report or an actual or suspected violation of this Code or any standard of ethical and lawful conduct.  Retaliation is itself a violation of this Code.  Any such retaliation shall be reporting using the reporting procedures outlined above.

I.                 ENFORCEMENT

1.               If a Senior Financial Executive is found to be in violation of this Code the Company shall take appropriate action up to and including discharge, and if warranted, legal proceedings.

2.               To the extent possible, investigations of allegations of violations of this Code will be maintained in confidence.  The Company will inform only those individuals who have a need to know of the report in order to conduct a full and fair investigation of the allegations that have been made.

3.               The Chief Compliance Officer may assist in the investigation and resolution of such alleged violation of this Code.

I.                 AMENDMENT, MODIFICATION, WAIVER & INTENT

1.               This Code may be amended, modified or waived by the Board of Directors and waivers may also be granted by the Nominating & Corporate Governance Committee, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, and the rules thereunder and the applicable rules of the New York Stock Exchange.

2.               The Quanex Corporation Code of Business Conduct & Ethics for Senior Financial Executives (Quanex Policy C-2) is intended as a directive for the efficient and professional performance of all Senior Financial Executives.  Nothing herein contained shall be construed to be a contract between Quanex Corporation and the Senior Financial Executive.  Additionally, this Code is not to be construed as containing binding terms and conditions of employment.  This employment relationship with the Company is “at will” and the Company retains the absolute right to terminate any Senior Financial Executive, at any time, with or without cause.

3.               The Company shall immediately disclose, by means of the filing of a Current Report on Form 8-K or by such other means as the Securities and Exchange Commission may require, any changes in or waiver of this Code.